Exhibit 10.1

Twitter, Inc.

Change of Control and Involuntary Termination Protection Policy

(as amended and restated effective August 8, 2014)

This Change of Control and Involuntary Termination Protection Policy (the “Policy”) is designed to provide certain protections to a select group of key Twitter, Inc. (“Twitter” or the “Company”) employees if their employment is negatively affected by a change on control of Twitter. The Policy is designed to be an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and this document is both the formal plan document and the required summary plan description for the Policy.

Eligible Employee: You are only eligible for Change of Control Severance Benefits and non-Change of Control Severance Benefits under the policy if you are an eligible employee under this Policy (an “Eligible Employee”) and comply with its terms. To be an Eligible Employee, you (1) must have been designated as eligible by the Compensation Committee of the Board (the “Compensation Committee”) and (2) must have executed a Participation Agreement (as defined below).

Severance Benefits: As an Eligible Employee for Change of Control Severance Benefits, you will be eligible for severance benefits under this Policy if: (1) during the Change of Control Period (as defined below) and (2) your employment with Twitter or any of its subsidiaries terminates as a result of an Involuntary Termination (a “COC Qualified Termination”). If your employment with Twitter or any of its subsidiaries terminates as a result of a COC Qualified Termination, you will be eligible to receive the applicable Equity Vesting, Cash Severance and COBRA Benefit described herein and specified on your Participation Agreement. As an Eligible Employee for non-Change of Control Severance Benefits, you will be eligible for severance benefits under this Policy if: (1) other than during a Change of Control Period and (2) your employment with Twitter or any of its subsidiaries terminates as a result of an Involuntary Termination (a “Non-COC Qualified Termination”). If your employment with Twitter or any of its subsidiaries terminates as a result of a Non-COC Qualified Termination, you will be eligible to receive the applicable Equity Vesting, Cash Severance and COBRA Benefit described herein and specified on your Participation Agreement. All benefits under this Policy shall be subject to your compliance with the Release Requirement and timing modifications required to avoid adverse taxation under Section 409A. A “Qualified Termination” is either a COC Qualified Termination or a Non-COC Qualified Termination, depending on whether the Involuntary Termination occurs within or outside of the Change of Control Period.

Equity Vesting: Upon a Qualified Termination, a percentage set forth on your Participation Agreement of the then-unvested shares subject to each of your then-outstanding equity awards shall immediately vest and, in the case of options and stock appreciation rights, shall become exercisable (for avoidance of doubt, no more than 100% of the shares subject to the outstanding portion of an equity award may vest and, with respect to an option or stock appreciation right, become exercisable pursuant to this provision). In the case of equity awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at target levels as to the percentage set forth on your Participation Agreement. Subject to any payment delay necessary to comply with Section 409A (as defined below), any restricted stock units, performance shares, performance units, and/or similar full value awards that vest under this paragraph will be settled on the 61st day following your Qualified Termination.

Cash Severance: Upon a Qualified Termination, you will be eligible to receive a lump-sum severance payment equal to a percentage set forth on your Participation Agreement of your Base Salary. Your severance payment will be paid in cash and in full on the 61st day following your Qualified Termination.

If you die before all amounts have been paid, such unpaid amounts will be paid to your designated beneficiary, if living, or otherwise to your personal representative in a lump-sum payment (less any withholding taxes) as soon as possible following your death.

COBRA Benefit: Upon a Qualified Termination, if you make a valid election under COBRA to continue your health coverage, the Company will (for a limited time set forth on your Participation Agreement) pay the cost of such continuation coverage for you and any eligible dependents that were covered under the Company’s health care plans immediately prior to the date of your eligible termination (“COBRA Benefit”). Notwithstanding the preceding, if the Company determines in its sole discretion that it cannot provide the COBRA Benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will instead provide you a taxable lump-sum payment in an amount equal to the applicable number of months of the COBRA Benefit multiplied by the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the date of termination of employment (which amount will be based on the premium for the first month of COBRA coverage). If the Company provides for a taxable cash payment in lieu of the COBRA Benefit, then such cash payment will be made regardless of whether you elect COBRA continuation coverage and such payment will be made in full on the 61st day following your termination of employment.

Release: Notwithstanding any other term of this Policy, the receipt of any severance payments or benefits pursuant to this Policy is subject to your signing and not revoking the Company’s then-standard separation agreement and release of claims (the “Release” and such requirement, the “Release Requirement”), which must become effective and irrevocable no later than the sixtieth (60th) day following your Qualified Termination (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, you will forfeit any right to severance payments or benefits under this Policy. In no event will severance payments or benefits be paid or provided until the Policy until the Release actually becomes effective and irrevocable.

For purposes of this Policy, the following terms shall have the following meanings:

“Base Salary” means your annual base salary as in effect immediately prior to your Qualified Termination date or, if greater, at the level in effect immediately prior to the Change of Control in the case of a COC Qualified Termination.

“Board” means the Board of Directors of the Company.

“Cause” means (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company; (b) your breach of any agreement between you and the Company; (c) your failure to comply with the Company’s written policies or rules, including its code of conduct; (d) your conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof; (e) your gross negligence or willful misconduct in the performance of your duties; (f) your continuing failure to perform assigned duties after receiving written notification of the failure from the Board (or for Eligible Employees other than the Chief Executive Officer, from the Chief Executive Officer); or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation; provided, however, that “Cause” will not be deemed to exist in the event of subsections (b), (c) or (f) above unless you have been provided with (i) 30 days’ written notice by the Board or the act or omission constituting “Cause” and (ii) 30 days’ opportunity to cure such act or omission, if capable of cure.

“Change of Control” means the occurrence of any of the following events:

A. Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that the acquisition of additional stock by any one Person who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change of Control; or

B. Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (B), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change of Control; or

C. Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection, the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (i) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (ii) a transfer of assets by the Company to: (a) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (b) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (c) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (d) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person.

Notwithstanding the foregoing, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Section 409A (as defined below).

“Change of Control Period” means the period on, and twelve (12) months following, a Change of Control.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Disability” means the total and permanent disability as defined in Section 22(e)(3) of the Code unless the Company maintains a long-term disability plan at the time of the Eligible Employee’s termination, in which case, the determination of disability under such plan also will be considered “Disability” for purposes of this Policy.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Good Reason” means your termination of employment within thirty (30) days following the “notice and cure period” in the next paragraph following the occurrence of one or more of the following events, without your express written consent: (a) a material adverse change in the nature or scope of your authority, powers, functions, duties, responsibilities, or reporting relationship (including ceasing to directly report to the chief executive officer or board of directors of a publicly traded entity, as applicable); (b) a material reduction by the Company in your rate of annual base salary; (c) the failure of the Company to continue any material compensation plan in which you are participating, unless you are permitted to participate in other plans providing you with substantially comparable compensation-related benefits, or the taking of any action by the Company which would adversely affect your participation in or materially reduce your compensation-related benefits under any such plan; or (d) the failure of the Company to obtain from any successor or transferee of the Company an express written and unconditional assumption of the Company’s obligations under this agreement.

Your employment may be terminated by you for Good Reason only if an event or circumstance set forth the Good Reason definitions as specified in (a) through (d) above shall have occurred and you provide the Company with written notice thereof within ninety (90) days after you have knowledge of the occurrence or existence of such event or circumstance, which notice shall specifically identify the event or circumstance that you believe constitutes Good Reason, the Company fails to correct the circumstance or event so identified within thirty (30) days after the receipt of such notice, and you resign after the expiration of the cure period referenced in the preceding clause.

“Involuntary Termination” means a termination of employment by the Company other than for Cause, death or Disability or a termination of employment by you for Good Reason.

“Participation Agreement” means an agreement in the form attached hereto as Exhibit A.

Section 409A: The Company intends that all payments and benefits provided under this Policy or otherwise are exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any guidance promulgated thereunder (“Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. No payment or benefits to be paid to you, if any, pursuant to this Policy or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A. If, at the time of your termination of employment, you are a “specified employee” within the meaning of Section 409A and the payment of the Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that you will receive payment on the first payroll date that occurs on or after the date that is 6 months and 1 day following your termination of employment. The Company reserves the right to amend the Policy as it deems necessary or advisable, in its sole discretion and without the consent of any Eligible Employee or any other individual, to comply with Section 409A the Code or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax. Each payment, installment and benefit payable under this Policy is intended to constitute a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2).

In no event will the Company reimburse you for any taxes that may be imposed on you as a result of Section 409A. Each payment and benefit payable hereunder is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

Parachute Payments:

Reduction of Severance Benefits. Notwithstanding anything set forth herein to the contrary, if any payment or benefit that an Eligible Employee would receive from the Company or any other party whether in connection with the provisions herein or otherwise (the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Best Results Amount. The “Best Results Amount” shall be either (x) the full amount of such Payment or (y) such lesser amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in the Eligible Employee’s receipt, on an after-tax basis, of the greater amount notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Best Results Amount, reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Eligible Employee’s stock awards unless the Eligible Employee elects in writing a different order for cancellation. The Eligible Employee shall be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Policy, and the Eligible Employee will not be reimbursed by the Company for any such payments.

Determination of Excise Tax Liability. The Company shall select a professional services firm to make all of the determinations required to be made under these paragraphs relating to “Parachute Payments.” The Company shall request that firm provide detailed supporting calculations both to the Company and the Eligible Employee prior to the date on which the event that triggers the Payment occurs if administratively feasible, or subsequent to such date if events occur that result in parachute payments to the Eligible Employee at that time. For purposes of making the calculations required under these paragraphs relating to “Parachute Payments,” the firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith determinations concerning the application of the Code. The Company and the Eligible Employee shall furnish to the firm such information and documents as the firm may reasonably request in order to make a determination under these paragraphs relating to “Parachute Payments.” The Company shall bear all costs the firm may reasonably incur in connection with any calculations contemplated by these paragraphs relating to “Parachute Payments.” Any such determination by the firm shall be binding upon the Company and the Eligible Employee, and the Company shall have no liability to the Eligible Employee for the determinations of the firm.

Administration: The Policy will be administered by the Compensation Committee or its delegate (in each case, an “Administrator”). The Administrator will have full discretion to administer and interpret the Policy. Any decision made or other action taken by the Administrator with respect to the Policy, and any interpretation by the Administrator of any term or condition of the Policy, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. The Administrator is the “named fiduciary” of the Policy for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity.

Attorneys Fees: The Company and each Eligible Employee bear their own attorneys’ fees incurred in connection with any disputes between them.

Exclusive Benefits: Except as may be set forth in your Participation Agreement, this Policy is intended to be the only agreement between you and the Company regarding any severance payments or benefits to be paid to you on account of a termination of employment whether unrelated to, concurrent with, or following, a Change of Control. Accordingly, by executing your Participation Agreement, you hereby forfeit and waive any rights to any severance or change of control benefits set forth in any employment agreement, offer letter and/or equity award agreement, except as set forth in this Policy and/or in your Participation Agreement.

Withholding: The Company is authorized to withhold from any payments or benefits all federal, state, local and/or foreign taxes required to be withheld therefrom and any other required payroll deductions.

Amendment or Termination: The Company reserves the right to amend or terminate the Policy at any time, without advance notice to any Eligible Employee or other individual and without regard to the effect of the amendment or termination on any Eligible Employee or on any other individual. Notwithstanding the preceding, (a) any amendment to the Policy that causes an individual or group of individuals to cease to be an Eligible Employee will not be effective with respect to COC Qualified Terminations unless it is both approved by the Administrator and communicated to the affected individual(s) in writing at least 6 months prior to the effective date of the amendment or termination, and (b) no amendment or termination of the Policy shall be made within 12 months following a Change of Control to the extent that such amendment or reduction would reduce the benefits provided hereunder or impair an Eligible Employee’s eligibility under the Policy (unless the affected Eligible Employee consents to such amendment or termination). Any amendment or termination of the Policy will be in writing. Any action of the Company in amending or terminating the Policy will be taken in a non-fiduciary capacity.

Claims Procedure: Any Eligible Employee who believes he or she is entitled to any payment under the Policy may submit a claim in writing to the Administrator. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Policy on which the denial is based. The notice will also describe any additional information needed to support the claim and the Policy’s procedures for appealing the denial. The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim.

Appeal Procedure: If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Administrator will provide written notice of the decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Policy on which the denial is based. The notice shall also include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.

Successors: Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under the Policy and agree expressly to perform the obligations under the Policy the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Policy, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Policy by operation of law, or otherwise.

Applicable Law: The provisions of the Policy will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the internal substantive laws of the state of California (but not its conflict of laws provisions).

Additional Information.

Plan Name:	Twitter, Inc. Change of Control and Involuntary Termination Protection Policy

Plan Sponsor:	Twitter, Inc.
1355 Market St, Suite 900
San Francisco, CA 94103

Identification Numbers:	[550]

Plan Year:	Company’s Fiscal Year

Plan Administrator:	Twitter, Inc.
Attention: Administrator of the Twitter, Inc. Change of Control and Involuntary Termination Protection Policy
1355 Market St, Suite 900
San Francisco, CA 94103

Agent for Service of
Legal Process:	Twitter, Inc.
Attention: General Counsel
1355 Market St, Suite 900
San Francisco, CA 94103

Service of process may also be made upon the Plan Administrator.

Type of Plan	Severance Plan/Employee Welfare Benefit Plan

Plan Costs	The cost of the Policy is paid by the Company.

Statement of ERISA Rights.

Policy Eligible Employees have certain rights and protections under ERISA:

They may examine (without charge) all Policy documents, including any amendments and copies of all documents filed with the U.S. Department of Labor, such as the Policy’s annual report (Internal Revenue Service Form 5500). These documents are available for review in the Company’s Human Resources Department.

They may obtain copies of all Policy documents and other Policy information upon written request to the Plan Administrator. A reasonable charge may be made for such copies.

In addition to creating rights for Eligible Employees, ERISA imposes duties upon the people who are responsible for the operation of the Policy. The people who operate the Policy (called “fiduciaries”) have a duty to do so prudently and in the interests of Eligible Employees. No one, including the Company or any other person, may fire or otherwise discriminate against an Eligible Employee in any way to prevent them from obtaining a benefit under the Policy or exercising rights under ERISA. If an Eligible Employee’s claim for a severance benefit is denied, in whole or in part, they must receive a written explanation of the reason for the denial. An Eligible Employee has the right to have the denial of their claim reviewed. (The claim review procedure is explained above.)

Under ERISA, there are steps Eligible Employees can take to enforce the above rights. For instance, if an Eligible Employee requests materials and does not receive them within 30 days, they may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and to pay the Eligible Employee up to $110 a day until they receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If an Eligible Employee has a claim which is denied or ignored, in whole or in part, he or she may file suit in a state or federal court. If it should happen that an Eligible Employee is discriminated against for asserting their rights, he or she may seek assistance from the U.S. Department of Labor, or may file suit in a federal court.

In any case, the court will decide who will pay court costs and legal fees. If the Eligible Employee is successful, the court may order the person sued to pay these costs and fees. If the Eligible Employee loses, the court may order the Eligible Employee to pay these costs and fees, for example, if it finds that the claim is frivolous.

If an Eligible Employee has any questions regarding the Policy, please contact the Plan Administrator. If an Eligible Employee has any questions about this statement or about their rights under ERISA, they may contact the nearest area office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in the telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. An Eligible Employee may also obtain certain publications about their rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

EXHIBIT A

Change of Control and Involuntary Termination Protection Policy

Participation Agreement

This Participation Agreement (“Agreement”) is made and entered into by and between [INSERT NAME] on the one hand, and Twitter, Inc. (the “Company”) on the other.

RECITALS

The Company adopted a Change of Control and Involuntary Termination Protection Policy (the “Policy”) to assure that the Company will have the continued dedication and objectivity of the participants in the Policy.

The Company has designated you as eligible for protection under the Policy and this Agreement, subject to your qualifying as an Eligible Employee.

Unless otherwise defined herein, the terms defined in the Policy, which is hereby incorporated by reference, shall have the same defined meanings in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

COC Qualified Termination.

You have been designated as an Eligible Employee for COC Qualified Terminations in the Policy, a copy of which is attached hereto, subject to your satisfying the criteria of being an Eligible Employee on the date of a COC Qualified Termination.

The terms and conditions of your participation in the Policy are as set forth in the Policy.

Your equity vesting benefit shall be	[ ]%

Your percentage of Base Salary shall be	[ ]%

Your COBRA benefit shall be	[ ] months

Non-COC Qualified Termination.

If your employment is terminated by you or the Company in an Involuntary Termination that is a Non-COC Qualified Termination, you will be entitled to the following benefits, subject to your compliance with the Policy

Your equity vesting benefit shall be	12.5%

Your percentage of Base Salary shall be	[ ]%

Your COBRA benefit shall be	[ ] months

Other Provisions.

You agree that the Policy constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties, and shall specifically supersede any severance and/or change of control provisions of any offer letter, employment agreement, or equity award agreement entered into between the you and Company.

This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

TWITTER, INC.	ELIGIBLE EMPLOYEE

By:	Signature:

Date:	Date:

[Signature Page of the Participation Agreement]